Exhibit 10.2

Certain personally identifiable information contained in this document, marked by brackets as [***], has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

Execution Version

RESTATED AND AMENDED SHAREHOLDERS’ AGREEMENT

of 5 April 2022

between

1.	Helix Acquisition Corp.

c/o Cormorant Asset Management LLP, 200 Clarendon Street, 52nd Floor Boston, MA 02116, United States

(hereinafter «Helix»)

and

2.	Biotechnology Value Fund, L.P.

44 Montgomery Street, 40th Floor, San Francisco, CA 94104, United States

(hereinafter «Series A Investor 1»)

3.	Biotechnology Value Fund II, L.P.

44 Montgomery Street, 40th Floor, San Francisco, CA 94104, United States

(hereinafter «Series A Investor 2»)

4.	Biotechnology Value Trading Fund OS, L.P.

PO Box 309 Ugland House, Grand Cayman, KY1-1104, Cayman Islands

(hereafter «Series A Investor 3»)

5.	Merck Healthcare KGaA, Darmstadt, Germany an affiliate of Merck KGaA, Darmstadt, Germany

Frankfurter Str. 250, 64293 Darmstadt, Germany

(hereinafter «Series A Investor 4»)

6.	Florian Schönharting

[***]

(hereinafter «Series A Investor 5»)

7.	Simon Sturge

[***]

(hereinafter «Series A Investor 6»)

(each a «Series A Investor» or an «Investor» and collectively the «Series A Investors» or the «Investors»)

and

Restated and Amended Shareholders’ Agreement – MoonLake Immunotherapeutics AG

8.	Jonkheer Arnout Michiel Ploos van Amstel

[***]

(hereinafter «Founder 1»)

9.	Dr. Jorge Santos da Silva

[***]

(hereinafter «Founder 2»)

10.	JeruCon Beratungsgesellschaft mbH

[***]

(hereinafter «Founder 3»)

(each a «Founder» and collectively the «Founders»)

11.	Matthias Bodenstedt

[***]

(hereinafter «Employee 1»)

12.	Atif Khan

[***]

(hereinafter «Employee 2»)

13.	Nuala Brennan

[***]

(hereinafter «Employee 3»)

14.	Oliver Daltrop

[***]

(hereinafter «Employee 4»)

15.	Eva Cullen

[***]

(hereinafter «Employee 5»)

(irrespective of whether they hold Shares or Stock Options (both as defined below), each an «Employee» and collectively the «Employees»)

(the Series A Investors, the Founders and the Employees collectively the «Existing Investors» and each an «Existing Investor»)

and

16.	MoonLake Immunotherapeutics AG

c/o KD Zug-Treuhand AG, Untermüli 7, 6302 Zug

(hereinafter the «Company»)

Restated and Amended Shareholders’ Agreement – MoonLake Immunotherapeutics AG

Table of contents

Preamble		6

1.	Definitions and Scope	7

2.	General Undertaking	7

3.	Ownership Structure AND CLASSES OF SHARES	7

3.1	Share Capital	7
3.2	Different Classes of Shares	8
3.3	Employee Equity Incentive Plan	8
3.4	Subscription Rights	8

4.	ORDER OF PRECEDENCE / ARTICLES AND BOARD REGULATIONS	8
4.1	Order of Precedence	8
4.2	Articles of Association	9
4.3	Board Regulations	9

5.	BOARD OF DIRECTORS	9
5.1	Representation on the Board and Initial Composition	9
5.2	Signing Authority	10
5.3	Presence Quorum	10
5.4	Implementation of Board Resolutions	10

6.	Shareholders’ Meeting	10
6.1	General Undertaking	10
6.2	Undertakings by the Existing Investors	11
6.3	Restricting Covenants and Waivers by the Existing Investors	11
6.3.1	Restricting Covenants and Waivers by all Existing Investors	11
6.3.2	Restricting Covenants and Waivers by Series A Investor 4	12
6.4	Helix Call Options	12
6.4.1	Triggering Events	12
6.4.2	Exercise of Helix Call Options	12

7.	Transfer Restrictions	13
7.1	General Provisions	13
7.2	Permitted Transfers	13
7.3	Restricted Transfers	14
7.4	Drag-Along (Co-Sale Obligation)	14
7.5	Triggering Event Option	15
7.5.1	Triggering Event	15
7.5.2	Exercise of Triggering Event Options	15
7.6	Transfer of Class C Ordinary Shares	16

Restated and Amended Shareholders’ Agreement – MoonLake Immunotherapeutics AG

8.	Exchange of common shares	16
8.1	Exchange Procedures	16
8.1.1	Delivery of Exchange Notice and Settlement	16
8.1.2	Optional Cash Exchange by Helix	17
8.1.3	Change of Control Exchange	18
8.1.4	Exchange of Restricted Common Shares	18
8.2	Reserved	18
8.3	Splits, Distributions and Reclassifications	18
8.4	Helix Covenants	19
8.5	Exchange Taxes and Costs	19
8.6	Helix Call Right	20
8.7	Reserved	20
8.8	Distribution Rights	20
8.9	Tax Matters	20
8.10	Representations and Warranties	20

9.	Reverse Founders’ Vesting	21
9.1	Vesting Schedule	21
9.2	Good Leaver Event	21
9.3	Bad Leaver Event	21
9.4	Exercise of Leaver Call Options	22

10.	Accession	22

11.	Term and Termination	23

12.	Miscellaneous	24
12.1	Nature of Parties’ Rights and Obligations	24
12.2	Confidentiality	24
12.3	Successors and Assigns	25
12.4	Costs and Expenses	25
12.5	Notices	25
12.6	Entire Agreement	26
12.7	Severability	26
12.8	Amendments	27
12.9	Form Requirements	27
12.10	Effectiveness	27

13.	Governing Law and arbitration	28
13.1	Governing Law	28
13.2	Arbitration	28

Restated and Amended Shareholders’ Agreement – MoonLake Immunotherapeutics AG

List of Annexes	A-1

Annex 1: DEFINITIONS	A-2

Annex 3: CAP TABLE	A-10

Annex 4.2: ARTICLES	A-11

Annex 4.3: BOARD REGULATIONS	A-12

Annex 6.3.2: STANDSTILL	A-13

Annex 8: EXCHANGE NOTICE	A-15

Restated and Amended Shareholders’ Agreement – MoonLake Immunotherapeutics AG

Preamble

A.	The Company is organized in the form of a Swiss stock corporation («Aktiengesellschaft») registered with the commercial register of the Canton of Zug under the number CHE-433.093.536.

B.	The Company’s core business is the research, development, manufacturing and marketing of biotechnological, pharmaceutical and similar products in Switzerland and abroad (the «Business»).

C.	The Existing Investors (save for Simon Sturge and the Employees) and the Company have entered into an investment agreement dated 28 April 2021, and each Series A Investor has entered into a share purchase agreement with each Founder or the Company, respectively, dated 28 April 2021 (collectively the «Share Purchase Agreements»), and a shareholders’ agreement dated 28 April 2021 (the «Original Shareholders’ Agreement») in connection with the Series A financing round of the Company. The Company and the Existing Investors have agreed to conduct a second financing round, whereby Helix, a Nasdaq-listed special purpose acquisition company, has entered into a business combination agreement (the «Business Combination Agreement») and an investment and subscription agreement (the «Investment Agreement»), each dated on 4 October 2021, in each case with the Existing Investors and the Company, whereby Helix will subscribe for a number of Voting Shares, each with a nominal value of CHF 0.01, and will subsequently pay a certain remaining investment amount by way of a cash contribution (Kapitalzuschuss) to the Company which will be recorded as “capital contribution reserves” (Kapitaleinlagereserven), and each of Series A Investor 1, 2 and 3, will transfer on the closing of the Business Combination Agreement and the Investment Agreement all its Common Shares to Helix in exchange for Class A Ordinary Shares of Helix (the «BVF Share Transfers»). The transactions contemplated by the Business Combination Agreement and the Investment Agreement are referred to herein as the «Transaction».

D.	The Parties agreed that the Existing Investors holding Common Shares may continue to own Common Shares of the Company after the Transaction has been implemented and shall be granted the right to exchange these Common Shares and Class C Ordinary Shares (the latter will be allocated to Existing Investors holding Common Shares at completion of the Transaction to convey to the Existing Investors voting shares of Helix) into Class A Ordinary Shares in accordance with the provisions of this Agreement. Existing Investors acquiring Common Shares upon exercise of Stock Options after the closing of the Transaction shall be granted the same rights as Existing Investors holding Common Shares at completion. The Parties wish to limit certain statutory shareholders rights of the Existing Investors in the Company as provided herein.

E.	Concurrently with the registration of the Voting Shares in the Commercial Register of the Canton of Zug, Switzerland, as part of the consummation of the Transaction, the Parties execute this Agreement to govern their respective rights and obligations as Shareholders of the Company and provide for the rules governing the operation of the Company.

Restated and Amended Shareholders’ Agreement – MoonLake Immunotherapeutics AG

Based on the foregoing, the Parties agree as follows:

1.	Definitions and Scope

Capitalized terms used in this Agreement shall have the meaning as set forth in Annex 1.

This Agreement shall apply with respect to all Shares and Stock Options held by the Parties now and in the future.

2.	General Undertaking

The Shareholders acknowledge their common intent to procure, and to generally co-operate with each other so as to ensure, that the Company will be managed and operated in accordance with this Agreement.

Each Shareholder hereby undertakes to the other Shareholders to (i) generally exercise their powers and voting rights as a shareholder of the Company and (ii) procure that the Director(s) nominated by such Shareholder(s) exercise their powers and voting rights on the Board to the extent legally permissible and compatible with the fiduciary duties of such Director(s), in a manner which is consistent with the terms of this Agreement, and to ensure that the provisions of this Agreement are given full effect at all times during the term of this Agreement.

3.	Ownership Structure AND CLASSES OF SHARES

3.1	Share Capital

As at completion of the Transaction, including the conversion of the Series A Preferred Shares into Common Shares and the execution and completion of the BVF Share Transfers described in Preamble C, the share capital and ownership structure of the Company and the holdings of each Existing Investor and Helix in the respective class of Shares shall be as set forth in the cap table in Annex 3.

Annex 3 provides for an overview of the capital and ownership structure on a fully-diluted basis as at completion of the Transaction.

The Company represents and warrants that Annex 3 is true, accurate and complete as of the date hereof and that the Existing Investors and the Employees are all parties holding shares or equity-linked instruments (like Stock Options) in the Company as of the date hereof.

Restated and Amended Shareholders’ Agreement – MoonLake Immunotherapeutics AG

3.2	Different Classes of Shares

As at completion of the Transaction pursuant to the terms and conditions of the Business Combination Agreement and the Investment Agreement, the Company’s share capital shall be divided into two different classes of Shares: Common Shares and Voting Shares.

The respective rights attaching to each of the two different classes of Shares shall be as set forth in this Agreement, and, subject to the order of precedence set forth in the second paragraph of Section 4.1 of this Agreement, in the Articles.

3.3	Employee Equity Incentive Plan

The Parties acknowledge that the Company has implemented a share participation plan (SPP) and an employee stock option plan (ESOP), together the «Plans» and agree to cause the Company, in the Board’s discretion, to continue to grant up to (i) 28,412 stock options with respect to the acquisition of up to 28,412 Common Shares with a par value of CHF 0.1 per Common Share or (ii) 28,412 Common Shares, each with a par value of CHF 0.1, under the Plans (the «Stock Options»); it being understood that, at the signing of this Agreement, 6,600 options have been granted to employees of the Company of which none have been exercised by Employee shareholders.

To source the Common Shares issuable upon exercise of the Stock Options, the Company has a conditional share capital of CHF 2,847.20 allowing for the issuance of 28,472 Common Shares, as set forth in Articles (the «Conditional Capital»). The Common Shares needed for the Stock Options shall be exclusively sourced from the existing Conditional Capital.

3.4	Subscription Rights

Each Existing Investor undertakes to Helix to waive, and hereby waives, any priority subscription rights (Vorwegzeichnungsrechte) and subscription rights (Bezugsrechte) in the event of an increase of the Company’s share capital.

4.	ORDER OF PRECEDENCE / ARTICLES AND BOARD REGULATIONS

4.1	Order of Precedence

The rights and obligations of the Shareholders in their respective capacities as shareholders of the Company, the organization of the Company, the organization of the Board and the rights and responsibilities of the Directors shall be governed by this Agreement, the Articles, the Board Regulations and other governing documents of the Company, as amended from time to time, in accordance with the relevant provisions contained therein.

Restated and Amended Shareholders’ Agreement – MoonLake Immunotherapeutics AG

Unless expressly provided otherwise herein, the Articles, the Board Regulations and other governing documents of the Company shall, to the fullest extent permissible under applicable laws, include at all times any provisions required to give full effect to the terms and conditions of this Agreement, if and to the extent so requested by Helix.

In the event of any conflict or discrepancies between the provisions of this Agreement and the Articles, the Board Regulations or any other governing documents of the Company, the provisions of this Agreement shall prevail to the extent such conflicts or discrepancies pertain to matters between and among the Shareholders.

4.2	Articles of Association

As at completion of the Transaction, the Articles shall be substantially in the form as attached hereto as Annex 4.2.

4.3	Board Regulations

As at completion of the Transaction, the Company’s board regulations shall be substantially in the form as attached hereto as Annex 4.3 (the «Board Regulations»).

5.	BOARD OF DIRECTORS

5.1	Representation on the Board and Initial Composition

The Board of Directors shall consist of at least five or more members who are elected by the Shareholders’ Meeting in accordance with the Articles and applicable law, whereby each category of Shares is entitled to be represented on the Board, subject to different contractual arrangements set forth herein.

The initial Directors shall be Spike Loy, Arnout Michiel Ploos van Amstel, Simon Sturge, and Andrew Phillips or such other designee of a majority of the Shareholders holding the majority of the Voting Shares as representatives of Helix on the Board and Dr. Jorge Santos da Silva, as representative of the Common Shares.

The initial Chairperson shall be Simon Sturge. The Chairperson shall have the casting vote.

Restated and Amended Shareholders’ Agreement – MoonLake Immunotherapeutics AG

5.2	Signing Authority

The Board shall not grant individual signing authorities (Einzelzeichnungsberechtigung) to Directors and/or officers of the Company and all Directors shall be granted collective signing powers (Kollektivzeichnungsberechtigung zu Zweien), unless only one Director or officer is domiciled in Switzerland.

5.3	Presence Quorum

Upon first invitation, a Board meeting is validly constituted, if at least the majority of all Board members (including a representative of the Shareholder holding the majority of the Voting Shares) is present (including by virtual meeting in electronic form, video or telephone conference or other means of direct communication).

If the presence quorum set forth in the preceding paragraph is not met upon first invitation, the Board meeting shall be postponed and called again with at least five (5) calendar days prior invitation and such second meeting shall take place at the same place and time and on the same weekday during normal business hours (Eastern Time) two weeks after the meeting date specified in the first invitation unless otherwise agreed by all Board members. In such second meeting, the Board meeting shall be validly constituted if at least the majority of all Board members are present.

No quorum requirement shall apply for meetings at which the Board merely confirms in front of a notary the execution of a capital increase and resolves on changes of the Articles in connection with a share capital increase resolved by the general meeting of the shareholders (in particular Art. 634a, 651 par. 4, 651a, 652e, 652g and 653g CO).

5.4	Implementation of Board Resolutions

Each Shareholder hereby undertakes to the other Shareholders to do all acts necessary to implement the resolutions and other actions by the Board taken in accordance with this Section 5.

6.	Shareholders’ Meeting

6.1	General Undertaking

Each Shareholder hereby undertakes to the other Shareholders to use commercially reasonable efforts to ensure that the Shareholders’ Meetings may be conducted in the form of plenary meetings (Universalversammlungen) in the sense of Art. 701 CO.

Restated and Amended Shareholders’ Agreement – MoonLake Immunotherapeutics AG

6.2	Undertakings by the Existing Investors

Each Existing Investor hereby undertakes to the other Parties:

a)	not to exercise any of its shareholders’ rights pertaining to its Shares, other than the voting rights in accordance with the provisions of this Agreement and the rights as Parties to this Agreement; and

b)	to exercise its voting rights pertaining to its Shares always in line with the proposals of the Board.
Irrespective of the foregoing and for the avoidance of doubt, in case Helix does not vote in line with the proposals of the Board, each Existing Investor shall exercise its voting rights pertaining to its Shares in the same manner as Helix.

6.3	Restricting Covenants and Waivers by the Existing Investors

6.3.1	Restricting Covenants and Waivers by all Existing Investors

Each Existing Investor hereby contractually undertakes to the other Parties to not exercise, and in that sense waives, the following statutory rights as shareholder in the Company to the fullest extent permissible by law during the term of this Agreement:

a)	the right to request the return of benefits, paid to Shareholders, Directors and their Affiliates (Art. 678 and 679 CO);

b)	the right to request information about the affairs of the Company other than in the course of the Shareholders’ Meeting pursuant to Art. 697 CO;

c)	the right to request the Shareholders’ Meeting to initiate a special audit (Art. 697a CO) and the right to request any governmental authority to appoint a special auditor (Art. 697b CO);

d)	the right to request the Board to call a Shareholders’ Meeting and/or to put a certain item on the agenda of a Shareholders’ Meeting (Art. 699 CO);

e)	the right to challenge resolutions by the Shareholders’ Meetings (Art. 706 et seq. CO) and/or to request that resolutions by the Shareholders’ Meetings shall be null and void (Art. 706b CO) before any Governmental Authority;

f)	the right to request and/or elect a representative in the Board for the Common Share class (Art. 709 CO);

g)	the right to request that resolutions and other actions by the Board shall be null and void (Art. 714 and 706b CO) before any Governmental Authority;

Restated and Amended Shareholders’ Agreement – MoonLake Immunotherapeutics AG

h)	the right to request a Governmental Authority to dissolve the Company for good cause (Art. 736 para. 4 CO);

i)	the right to bring liability claims as shareholder against the founders, the Directors, all persons involved in establishing the Company, all persons engaged in the business management and/or liquidation of the Company, and/or auditors (Art. 753 – 755 CO); and

j)	the right to request a Governmental Authority to determine an appropriate compensation payment in the case of a statutory merger (Art. 105 Swiss Federal Merger Act).

6.3.2	Restricting Covenants and Waivers by Series A Investor 4

Series A Investor 4 hereby contractually undertakes to the other Parties to adhere to the Standstill Provisions and the related undertakings set forth in Annex 6.3.2.

6.4	Helix Call Options

6.4.1	Triggering Events

Regardless of whether or not the Lock-up Period has expired, Helix shall have the right, but not the obligation (the «Helix Call Options»), (i) to require an Existing Investor to Exchange its Common Shares for Class A Ordinary Shares in accordance with the terms of Section 8.1 if an Existing Investor does not comply with its contractual duties and obligations according to Sections 3.4, 6.1, 6.2 and/or 6.3.1 (the «Helix Call Option Triggering Events 1») subject to the terms and conditions set forth herein and/or (ii) to require Series A Investor 4 to sell all of its Common Shares to Helix and to surrender to Helix all of its outstanding Class C Ordinary Shares for cancelation and all of its Class A Ordinary Shares to Helix, each at their nominal value, if Series A Investor 4 does not comply with its contractual duties and obligations according to Section 6.3.2 (the «Helix Call Option Triggering Events 2») subject to the terms and conditions set forth herein.

6.4.2	Exercise of Helix Call Options

Helix shall immediately notify the respective non-complying Existing Investor of the occurrence of any of the Helix Call Option Triggering Events 1. If Helix wishes to exercise its respective Helix Call Option it shall so notify the relevant non-complying Existing Investor and the other Parties within no later than 30 calendar days following any of the Helix Call Option Triggering Events 1 becoming known to it in all material respects and state in such notice the number of relevant Shares being subject to the Exchange in accordance with the terms of Section 8.1 («Helix Call Option 1 Exercise Notice»).

Helix shall immediately notify Series A Investor 4 of the occurrence of any of the Helix Call Option Triggering Events 2. If Helix wishes to exercise its respective Helix Call Option it shall so notify Series A Investor 4 and the other Parties within no later than 30 calendar days following any of the Helix Call Option Triggering Events 2 becoming known to it in all material respects and state in such notice the number of Common Shares to be sold to Helix, the corresponding number of Class C Ordinary Shares to be surrendered to Helix for cancellation and the number of Class A Ordinary Shares, to be sold to Helix at their nominal value each («Helix Call Option 2 Exercise Notice» and together with the Helix Call Option 1 Exercise Notice, the «Helix Call Option Exercise Notices»). Promptly following the delivery of the Helix Call Option 2 Exercise Notice, Series A Investor 4 shall transfer and assign to Helix all of the Common Shares, the Class C Ordinary Shares and the Class A Ordinary Shares as specified in the Helix Call Option 2 Exercise Notice to Helix and Helix shall transfer to Series A Investor 4 an amount corresponding to the nominal amounts of all Common Shares and the Class A Ordinary Shares in Helix as specified in the Helix Call Option 2 Exercise Notice to Series A Investor 4.

Restated and Amended Shareholders’ Agreement – MoonLake Immunotherapeutics AG

7.	Transfer Restrictions

7.1	General Provisions

Each Party acknowledges and agrees that Shares shall be transferable or otherwise become subject to transactions only in accordance with Section 6.4 (Helix Call Options), this Section 7 (Transfer Restrictions), Section 8 (Exchange of Common Shares), Section 9 (Reverse Founders’ Vesting), and Section 11 (Helix Termination Event Option).

Each Shareholder hereby agrees to use its commercially reasonable efforts to cause the Director(s), if any, nominated by such Shareholder to execute their powers and voting rights on the Board so as to cause that each transfer of Shares in accordance with Sections 6 and 7, and only such transfer of Shares, shall be approved by the Board and registered in the Company’s share register.

The Shares shall not be pledged, assigned by way of security or otherwise used as security and shall remain free and clear of any liens, encumbrances, charges or any other third-party rights. Unless expressly provided otherwise in this Agreement, the Shares shall not be transferable for a period of six (6) months after the Effective Date (the «Lock-up Period»).

7.2	Permitted Transfers

The restrictions under Sections 7.3, of this Agreement shall not apply to the following transfers (each a «Permitted Transfer»):

a)	any transfer of Shares pursuant to Section 6.4;

b)	After the expiry of the Lock-up Period, any Exchange of Shares, other than the unvested Leaver Shares and otherwise locked-up portion of Shares of the Founders and or the Employee shareholders (for instance, pursuant to the terms of the Plans or any other equity linked incentive schemes or arrangements), held by the Existing Investors for Class A Ordinary Shares pursuant to the terms of Section 8;

c)	any Exchange of Common Shares and Restricted Common Shares in case of a Helix COC pursuant to the terms of Sections 8.1.3 and 8.1.4;

Restated and Amended Shareholders’ Agreement – MoonLake Immunotherapeutics AG

d)	after the expiry of the Lock-up Period, a transfer of Shares to an Affiliate provided that (i) such Affiliate declares to all Parties in writing to be bound by the terms and conditions of this Agreement and to assume, jointly and severally, the transferring Shareholder’s rights and obligations hereunder and (ii) if the Affiliate is about to cease being an Affiliate, then such Affiliate must immediately retransfer the transferred Shares to the transferring Shareholder or an Affiliate of such transferring Shareholder;

e)	after the expiry of the Lock-up Period, a transfer of Shares held by current or former employees, Directors and/or service providers of the Company or its subsidiaries to the Company or to Helix;

f)	after the expiry of the Lock-up Period, any transfer of Shares upon prior written approval by Helix;

g)	after the expiry of the Lock-up Period, any transfer of Shares, other than the unvested Leaver Shares or otherwise locked-up portion of Shares of the Founders and or the Employee shareholders (for instance, pursuant to the terms of the Plans or any other equity linked incentive schemes), amongst the Existing Investors; provided, that such transfer would not result in a Helix COC following an Exchange of all or a portion of the Shares held by the acquiring Existing Investors after the transfer;

h)	after the expiry of the Lock-up Period, any transfer of Shares pursuant to Section 7.4;

i)	any transfer of Shares pursuant to Section 7.5;

j)	any transfer of Shares pursuant to Section 11; and

k)	the BVF Share Transfers.

7.3	Restricted Transfers

After the expiry of the Lock-up Period, no Existing Investor shall transfer any of its Shares to any third party, unless such transfer is a Permitted Transfer.

7.4	Drag-Along (Co-Sale Obligation)

In the event that Helix wishes to (a) transfer 100% of its aggregate shareholdings in the Company in one or a series of related transactions to a proposed acquirer who wishes to acquire all Shares in the Company pursuant to a bona fide purchase offer or (b) conduct and votes in favor of a merger consolidation (other than one in which Shareholders of the Company own a majority by voting power of the outstanding shares of the surviving or acquiring corporation) or a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company («Deemed Liquidation Event») which is approved by the Board (each of (a) and (b) a «Drag-Along Event»), Helix shall have the right (but not the obligation) to require each and every Existing Investor (i) to Exchange its Common Shares for Class A Ordinary Shares and/or (ii) to exercise its Stock Options into Common Shares and to subsequently Exchange such Common Shares for Class A Ordinary Shares in accordance with the terms of Section 8.1 upon completion of the Deemed Liquidation Event («Drag-Along Right»).

Restated and Amended Shareholders’ Agreement – MoonLake Immunotherapeutics AG

In case of a Drag-Along Event, Helix shall notify the other Existing Investors thereof with copy to the Company, mutatis mutandis in accordance with Section 8.1 («Drag-Along Notice»). The Company shall inform each Existing Investor forthwith but not later than five (5) calendar days after receipt of the Drag-Along Notice of (i) the date it received the Drag-Along Notice and (ii) the day the six (6) month period for completion of the Deemed Liquidation Event expires.

The Deemed Liquidation Event shall be completed no later than within six (6) months after the date of receipt of the Drag-Along Notice by the Company. If after the expiry of six (6) months after the date of receipt of the Drag-Along Notice by the Company such Deemed Liquidation Event has not been completed, each Existing Investor shall no longer be obliged to Exchange its Common Shares for Class A Ordinary Shares in accordance with the terms of Section 8.1.

7.5	Triggering Event Option

7.5.1	Triggering Event

Regardless of whether or not the Lock-up Period has expired, Helix shall have (a) the right, but not the obligation (the «Triggering Event Option 1»), (i) to require an Existing Investor to Exchange its Common Shares for Class A Ordinary Shares and/or (ii) to exercise its Stock Options into Common Shares and to subsequently Exchange such Common Shares for Class A Ordinary Shares in accordance with the terms of Section 8.1 if an Existing Investor becomes insolvent, bankrupt, petitions or applies to any court, tribunal or other body or authority for creditor protection or for the appointment of, or there shall otherwise be appointed any administrator, receiver, liquidator, trustee or other similar officer of such Existing Investor or of all or a substantial part of such Existing Investor’s assets (the «Triggering Event 1») and (b) the right, but not the obligation (the «Triggering Event Option 2» and together with the Triggering Event Option 1, the «Triggering Event Options»), (i) to require all Existing Investors to Exchange their Common Shares for Class A Ordinary Shares and/or (ii) to exercise their Stock Options into Common Shares and to subsequently Exchange such Common Shares for Class A Ordinary Shares in accordance with the terms of Section 8.1 if the Company becomes insolvent, bankrupt, petitions or applies to any court, tribunal or other body or authority for creditor protection or for the appointment of, or there shall otherwise be appointed any administrator, receiver, liquidator, trustee or other similar officer of the Company or of all or a substantial part of the Company’s assets (the «Triggering Event 2» and together with the Triggering Event 1, the «Triggering Events»).

7.5.2	Exercise of Triggering Event Options

The relevant Existing Investor or the Company, as applicable, their legal successor, receiver, insolvency judge or any other person with the right to act on behalf of the relevant Existing Investor or the Company or their estate, shall immediately notify Helix of the occurrence of the Triggering Event. If Helix wishes to exercise its Triggering Event Option it shall so notify the relevant Existing Investor or the Company (or, as the case may be, their legal successor, receiver, insolvency judge or any other person with the right to act on behalf of the relevant Existing Investor or the Company or their estate) and the other Parties within no later than 30 calendar days following receipt of the notice of the Triggering Event or, as the case may be, following the Triggering Event becoming known to them in all material respects and state in such notice the number of relevant Common Shares being subject to the Exchange in accordance with the terms of Section 8.1 («Triggering Event Option Exercise Notice»).

Restated and Amended Shareholders’ Agreement – MoonLake Immunotherapeutics AG

7.6	Transfer of Class C Ordinary Shares

a)	Each Party acknowledges and agrees that Class C Ordinary Shares shall be transferable or otherwise become subject to transactions only in accordance with Section 6.4 (Helix Call Options), this Section 7 (Transfer Restrictions), Section 8 (Exchange of Common Shares), Section 9 (Reverse Founders’ Vesting), and Section 11 (Helix Termination Event Option).

b)	Except as provided otherwise in this Agreement, no Existing Investor holding Class C Ordinary Shares shall at any time transfer any of its Class C Ordinary Shares («Class C Ordinary Shares Transfer Restriction»).

c)	The Class C Ordinary Shares Transfer Restriction as set forth in the preceding subsection 7.6(b) shall not apply in the event of a Permitted Transfer of Common Shares as set forth in Section 7.2, in which case the transferring Existing Investor shall have the obligation to transfer together with the transferred Common Shares a corresponding number of Class C Ordinary Shares (such number to be calculated in accordance with the Exchange Ratio) to the transferee.

8.	Exchange of common shares

8.1	Exchange Procedures

8.1.1	Delivery of Exchange Notice and Settlement

a)	Following the expiry of the Lock-up Period, subject to the transfer restrictions set forth in Section 7 and upon the terms and subject to the conditions set forth in this Section 8, the Existing Investors shall have the right to, by delivery of an Exchange Notice to Helix (with a copy to the Company), Exchange their Common Shares for a number of Class A Ordinary Shares such Existing Investor is entitled to receive based on the Exchange Ratio on the Exchange Date, whereupon a number of Class C Ordinary Shares belonging to the Exchanging Holder equal to the number of Class A Ordinary Shares to be received by such Exchanging Holder shall be surrendered by the Exchanging Holder and, on surrender, automatically cancelled in connection with the Exchange.

b)	Promptly following the delivery of the Exchange Notice and in advance of any such Exchange, (i) the Exchanging Holder shall transfer the Exchanged Shares to Helix and (ii) Helix shall transfer to the Exchanging Holder the number of Class A Ordinary Shares and/or the Cash Exchange Payment that the Exchanging Holder is entitled to receive in the Exchange. In addition, on the Exchange Date, the Exchanging Holder shall surrender a number of Class C Ordinary Shares belonging to the Exchanging Holder that is equal to the number of Class A Ordinary Shares that the Exchanging Holder is entitled to receive based on the Exchange Ratio, which such Class C Ordinary Shares shall, on surrender, be automatically cancelled.

Restated and Amended Shareholders’ Agreement – MoonLake Immunotherapeutics AG

c)	Each Common Share that is being transferred by the Exchanging Holder will be exchangeable for a number of Class A Ordinary Shares that is equal to the product of the number of Common Shares being transferred by such Exchanging Holder multiplied by the Exchange Ratio. Each Exchange Notice shall be in the form set forth on Annex 8 and shall include all information required to be included therein.

d)	In addition to any other rights available to the Exchanging Holder and in addition to the obligation of Helix to deliver the Class A Ordinary Shares, if Helix fails to deliver to the Exchanging Holder the Class A Ordinary Shares in accordance with the provisions of this Article 8 on or before the Exchange Date (other than any such failure that is solely due to any action by the Exchanging Holder), and if after such date the Exchanging Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Exchanging Holder’s brokerage firm otherwise purchases, Class A Ordinary Shares to deliver in satisfaction of a sale by the Exchanging Holder of the Class A Ordinary Shares which the Exchanging Holder anticipated receiving upon such exercise (a «Buy-In»), then Helix shall pay in cash to the Exchanging Holder the amount, if any, by which (x) the Exchanging Holder’s total purchase price (including brokerage commissions, if any) for the Class A Ordinary Shares so purchased as required by its broker exceeds (y) the amount obtained by multiplying (1) the number of Class A Ordinary Shares that Helix was required to deliver to the Exchanging Holder in connection with the Exchange by (2) the price at which the sell order giving rise to such purchase obligation was executed. The Exchanging Holder shall provide to Helix (with a copy to the Company) written notice indicating the amounts payable to the Exchanging Holder in respect of the Buy-In and, upon request of Helix, evidence of the amount of such loss. Nothing herein shall limit a Exchanging Holder’s right to pursue any other remedies available to it hereunder, including, without limitation, a decree of specific performance and/or injunctive relief with respect to Helix’s failure to timely deliver Class A Ordinary Shares as required pursuant to the terms hereof.

8.1.2	Optional Cash Exchange by Helix

a)	Within one (1) Trading Day of the delivery by an Exchanging Holder of an Exchange Notice, Helix may elect to settle all or a portion of the Exchange in cash in an amount equal to the Cash Exchange Payment (in lieu of the receipt by the Exchanging Holder of Class A Ordinary Shares) (a «Cash Exchange»), exercisable by giving written notice of such election to the Exchanging Holder within such one (1) Trading Day period (such notice, the «Cash Exchange Notice»). In the event that the settlement of an exchanged Common Share into Class A Ordinary Shares leads to a fraction of such shares in connection with an Exchange, Helix shall either round to the nearest whole share or pay the cash equivalent amount in lieu of any such fractional Class A Ordinary Share. The Cash Exchange Notice shall set forth the portion of the Common Shares subject to the Cash Exchange that will be exchanged for cash in lieu of the receipt by the Exchanging Holder of Class A Ordinary Shares. At any time following the giving of a Cash Exchange Notice and prior to the Exchange Date of the Cash Exchange, Helix may elect (exercisable by giving written notice of such election to the Exchanging Holder) to revoke the Cash Exchange Notice with respect to all of the Exchanged Shares and make the Stock Exchange Payment with respect to any such Exchanged Shares on the Exchange Date.

Restated and Amended Shareholders’ Agreement – MoonLake Immunotherapeutics AG

8.1.3	Change of Control Exchange

Regardless of whether or not the Lock-up Period has expired, in the event of a Change of Control of Helix (a «Helix COC»), Helix may elect, pursuant to a written notice given to the Existing Investors at least thirty (30) days prior to the consummation of the Helix COC (a «COC Notice»), to require each such Existing Investor to exercise Stock Options, if any, and/or to effect an Exchange with respect to all of such Existing Investor’s Common Shares (including any Common Shares received through the exercise of Stock Options), taking into account the conversion of such Existing Investor’s Restricted Common Shares into Common Shares as a result of any such Helix COC (any such exchange, a «COC Exchange») which shall be effective immediately prior to the consummation of the Helix COC (but such Exchange shall be conditioned on the consummation of such Helix COC, and shall not be effective if such Helix COC is not consummated) (the date of such Exchange, the «COC Exchange Date»). In connection with a COC Exchange, such Exchange shall be settled (including, if Helix elects by delivery of a COC Notice, directly by Helix) (x) with the Stock Exchange Payment with respect to the Common Shares subject to the COC Exchange or (y) in cash, so long as in each case each such Exchanging Holder receives the identical consideration, on a per Common Share basis, that the holder of a Class A Ordinary Share would receive in connection with such Helix COC.

8.1.4	Exchange of Restricted Common Shares

To the extent that any Restricted Common Shares are subject to an Exchange Notice and are treated as Exchanged Shares under this Shareholders’ Agreement, then any vesting restrictions under Section 9 that are applicable to such Exchanged Shares shall automatically apply to the Class A Ordinary Shares issued to the Shareholders in the Exchange, irrespective whether this Agreement is terminated for such Exchanging Holder.

8.2	Reserved

8.3	Splits, Distributions and Reclassifications

The Exchange Ratio and/or the components of a Paired Interest shall be adjusted accordingly if there is: (i) any subdivision (by any stock, share or partnership interest split, stock, share or partnership interest distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock, consolidation or unit split, reclassification, reorganization, recapitalization or otherwise) of the Class C Ordinary Shares or Common Shares that is not accompanied by a substantially equivalent subdivision or combination of the Class A Ordinary Shares; or (ii) any subdivision (by any stock or share split, stock dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock split, consolidation, reclassification, reorganization, recapitalization or otherwise) of the Class A Ordinary Shares that is not accompanied by a substantially equivalent subdivision or combination of the shares of Class C Ordinary Shares and Common Shares. If there is any subdivision (by any stock, share or partnership interest split, stock, share or partnership interest distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock, consolidation or unit split, reclassification, reorganization, recapitalization or otherwise) in which the Class A Ordinary Shares are converted or changed into another security, securities or other property, then upon any subsequent Exchange, an Exchanging Holder shall be entitled to receive the amount of such security, securities or other property that such Exchanging Holder would have received (including as a result of any election by such Shareholder, if afforded to all holders of Class A Ordinary Shares) if such Exchange had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, consolidation, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the shares of Class A Ordinary Shares are converted or changed into another security, securities or other property, this Section 8.3 shall continue to be applicable, with respect to such other security or property. To the fullest extent permitted by applicable law, this Shareholders’ Agreement shall apply to the Paired Interests held by the Shareholders and their permitted transferees as of the date hereof, as well as any Paired Interests hereafter acquired by a Shareholder and his or her or its permitted transferees, subject to Section 4. This Shareholders’ Agreement shall apply to, and all references to “Paired Interests” shall be deemed to include, any security, securities or other property of Helix or the Company which may be issued in respect of, in exchange for or in substitution of shares of Class C Ordinary Shares or Common Shares, as applicable, by reason of any distribution or dividend, split, subdivision, reverse split, consolidation, combination, reclassification, reorganization, recapitalization, merger, exchange (other than an Exchange) or other transaction. This Section 8.3 is intended to preserve the intended economic effect of Section 3 and this Section 8 and to put each Shareholder in the same economic position, to the greatest extent possible, with respect to Exchanges as if such reclassification, reorganization, recapitalization or other similar transaction had not occurred and shall be interpreted in a manner consistent with such intent.

Restated and Amended Shareholders’ Agreement – MoonLake Immunotherapeutics AG

8.4	Helix Covenants

Helix shall at all times keep available, solely for the purpose of issuance upon an Exchange, out of its authorized but unissued Class A Ordinary Shares, such number of Class A Ordinary Shares that shall be issuable upon the Exchange (taking into account the Exchange Ratio) of all outstanding Common Shares (including any Common Shares issued upon exercise of Stock Options as set forth herein) and Restricted Common Shares (other than those Common Shares held by Helix or any Subsidiary of Helix); provided, that nothing contained in this Shareholders’ Agreement shall be construed to preclude Helix from satisfying its obligations with respect to an Exchange by delivery of a Cash Exchange Payment. Helix covenants that all Class A Ordinary Shares that shall be issued upon an Exchange shall, upon issuance thereof, be validly issued, fully paid and non-assessable, free and clear of all liens and encumbrances. In addition, for so long as the Class A Ordinary Shares are listed on a stock exchange or automated or electronic quotation system, Helix shall cause all Class A Ordinary Shares issued upon an Exchange to be listed on such stock exchange or automated or electronic quotation system at the time of such issuance. For purposes of this Section 8.4, references to the “Class A Ordinary Shares” shall be deemed to include any Equity Securities issued or issuable as a result of any reclassification, combination, subdivision or similar transaction of the Class A Ordinary Shares that any Shareholder would be entitled to receive pursuant to Section 8.3.

8.5	Exchange Taxes and Costs

The issuance of Class A Ordinary Shares upon an Exchange shall be made without charge to the Exchanging Holder for any stamp or other similar tax in respect of such issuance; provided, however, that if any such Class A Ordinary Shares are to be issued in a name other than that of the Exchanging Holder (subject to the restrictions in Section 4), then the person or persons in whose name the shares are to be issued shall pay to Helix the amount of any additional tax that may be payable in respect of any transfer involved in such issuance in excess of the amount otherwise due if such shares were issued in the name of the Exchanging Holder or shall establish to the satisfaction of Helix that such additional tax has been paid or is not payable.

Apart from the above, all necessary and required costs and taxes incurred and/or arising in connection with an Exchange, including (but not limited to) security transfer and similar taxes, stock exchange fees, and other transfer related costs shall be borne by Helix (for the avoidance of doubt, other than income taxes), regardless of whether they are incurred by the Exchanging Holder or Helix. For the avoidance of doubt, the BVF Share Transfers do not qualify as an Exchange in the foregoing sense and each of the Parties thereto shall bear its own costs and taxes incurred and/or arising in connection with the BVF Share Transfers.

Restated and Amended Shareholders’ Agreement – MoonLake Immunotherapeutics AG

8.6	Reserved

8.7	Reserved

8.8	Distribution Rights

No Exchange shall impair the right of the Exchanging Holder to receive any distributions payable on the Common Shares redeemed pursuant to such Exchange in respect of a record date that occurs prior to the Exchange Date for such Exchange. No Exchanging Holder, or a person designated by an Exchanging Holder to receive Class A Ordinary Shares, shall be entitled to receive, with respect to such record date, distributions or dividends both on Common Shares redeemed by the Company from such Exchanging Holder and on Class A Ordinary Shares received by such Exchanging Holder, or other Person so designated, if applicable, in such Exchange.

8.9	Tax Matters

Helix, the Company, and any applicable (paying) agent shall be entitled to apply, deduct or withhold taxes to the extent required by applicable Law. Prior to any Exchange, or upon the Company’s reasonable request, each Existing Investor shall deliver to the Company, or its paying agent, if applicable (with a copy to Helix), a duly executed, accurate and properly completed Internal Revenue Service Form W-9 or an appropriate IRS Form W-8, as applicable. If the information on any such form provided by an Existing Investor changes, or upon the Company’s reasonable request, the Existing Investor shall provide the Company with an updated version of such form.

The Parties agree to reasonably cooperate to structure any Exchange in a manner that is tax efficient to the Exchanging Holder.

8.10	Representations and Warranties

In connection with any Exchange, (i) upon the acceptance of the Class A Ordinary Shares or an amount of cash equal to the Cash Exchange Payment, the Exchanging Holder shall represent and warrant that the Exchanging Holder is the owner of the number of Common Shares that the Exchanging Holder is electing to Exchange and that such Common Shares are not subject to any liens or restrictions on transfer (other than restrictions imposed by this Shareholders’ Agreement, the memorandum and articles of association and governing documents of Helix and applicable Law), and (ii) if Helix elects a Stock Exchange Payment, Helix shall represent that (A) the Class A Ordinary Shares issued to the Exchanging Holder in settlement of the Stock Exchange Payment are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance in all material respects with applicable securities laws, and (B) the issuance of such Class A Ordinary Shares issued to the Exchanging Holder in settlement of the Stock Exchange Payment does not conflict with or result in any breach of the organizational documents of Helix.

Restated and Amended Shareholders’ Agreement – MoonLake Immunotherapeutics AG

9.	Reverse Founders’ Vesting

9.1	Vesting Schedule

90% of the Shares held by each of the Founders following the closing of the Share Purchase Agreements (the «Leaver Shares») shall be considered unvested and, therefore, be subject to a reverse vesting and respective call option (the «Leaver Call Options») as further set forth in this Section 9.

The Leaver Shares of each Founder shall (reverse) vest over a period of 2 years as follows (the «Vesting Period»): On the date which is 1 month from the date of the Original Shareholders’ Agreement and, subsequently, each following month until the second anniversary of the closing of the Share Purchase Agreements, 4.166% of the Leaver Shares shall vest, whereas (i) fractions of Shares shall be rounded up to the next full number and (ii) any excess Leaver Shares shall vest on the last vesting instalment.

Upon the occurrence of a Sale, all unvested Leaver Shares shall accelerate (i.e. vest) fully as per the date of the occurrence of the Sale.

9.2	Good Leaver Event

If, before the end of the Vesting Period, the employment relationship of the relevant Founder is terminated and the Founder qualifies as a Good Leaver, all unvested Leaver Shares shall accelerate (i.e. vest) fully as per the date of the end of the employment relationship of the relevant Founder.

9.3	Bad Leaver Event

If, before the end of the Vesting Period, the employment relationship of the relevant Founder is terminated and the Founder qualifies as a Bad Leaver, the Company in first priority (within the limitations of Art. 659 CO and 680 CO) and Helix in second priority, shall have an option to purchase all or a portion of the Leaver Shares that are unvested on the day the termination becomes effective at nominal value.

Restated and Amended Shareholders’ Agreement – MoonLake Immunotherapeutics AG

9.4	Exercise of Leaver Call Options

In the event of a termination of the employment relationship of a Founder, provided such Founder qualifies as a Bad Leaver, the Company shall notify the other Parties within 30 days of the effective date of termination (the «Leaver Notice»).

Each beneficiary (being the Company and Helix) of the Leaver Call Option wishing to exercise their Leaver Call Option shall so notify the Company and the other Parties within 30 calendar days following receipt of the Leaver Notice and state in such notice the number of relevant Shares it intends to purchase («Leaver Call Option Exercise Notice»). Irrespective of the above, the Company may elect that Helix exercises all Leaver Call Option.

The transfer of the relevant Leaver Shares against payment of the purchase price (nominal value) shall be consummated within 60 calendar days from the date of Leaver Call Option Exercise Notice.

Each Founder hereby (i) assigns and transfers to the other relevant Parties (being the Company or Helix), and each such other relevant Party hereby accepts such assignment and transfer, upon and with effect as of the occurrence of a transfer event, in each case, as required to effect a transfer of Shares by such Founder pursuant to this Section 9, (ii) undertakes to procure that the Director(s) nominated by such Shareholder execute their powers and voting rights on the Board so as to ensure that each transfer of Shares in accordance with this Section 9 and only such transfer of Shares be approved by the Board and registered in the Company’s share register, and (iii) undertakes to execute all documents (including, but not limited to, separate assignment declarations) and take all other actions as may be reasonably required to effect each transfer of Shares in accordance with this Section 9.

10.	Accession

Each Shareholder and the Company undertakes to the other Shareholders that no person or entity shall become a Shareholder of the Company or a holder of Stock Options unless and until such person or entity shall first have submitted to the Company an accession declaration satisfactory to the Company pursuant to which such person or entity agrees to be fully bound by and be entitled pursuant to the terms and conditions of this Agreement. The Parties agree that the accession of a third party may take place by unilateral declaration to the Company (representing the Parties); provided, that the conditions stipulated by this Agreement for the acquisition of Shares by the third party have been met or the Stock Option has been exercised in line with its terms. Any party acceding to this Agreement in the foregoing sense or becoming holder of Common Shares pursuant to Sections 7.2(d) and 7.2(f) of this Agreement shall be deemed as from the time of accession an Existing Investor (as defined and used herein) for the purpose of this Agreement with corresponding rights and obligations.

Restated and Amended Shareholders’ Agreement – MoonLake Immunotherapeutics AG

11.	Term and Termination

This Agreement shall come into force for each Party and replace the Original Shareholders’ Agreement and the Employee Shareholders’ Agreement upon the Effective Date and shall continue to be effective and in force until the earlier of:

a)	the date on which the last Existing Investor has Exchanged its last Common Share and after having exercised all Stock Options, if any, for a Class A Ordinary Share in accordance with the terms of Section 8; and

b)	15 years.

After expiry of the fixed term pursuant to Section 11 b) and subject to Section 11 a), this Agreement shall continue to be in effect for successive periods of 5 years unless terminated by any Shareholder upon 12 months’ prior written notice to all other Parties. Any termination by a Shareholder shall only be effective with respect to the respective Shareholder, and shall be without prejudice to the continued binding effect of this Agreement for all other Parties. Any accrued rights and obligations of the relevant Party existing at the time of such termination and, for the avoidance of doubt, any restrictions and/or obligations contained in Section 12.2 shall continue to apply to such Party as provided therein.

Any Shareholder that ceases to be a Shareholder of the Company in accordance with the provisions of this Agreement and, for the purpose of the BVF Share Transfers only, the Business Combination Agreement and the Investment Agreement, shall automatically cease to be a Party to this Agreement and shall be released from the provisions hereof; provided, however, that if the Existing Investors could lose their rights under Section 8 of this Agreement as a result of any such Shareholder ceasing to be a Party to this Agreement and being released from the provisions thereof, then such Existing Investors shall be given reasonable advance notice of such event. Such cessation and release shall be without prejudice to any accrued rights and obligations of the relevant Shareholder existing at the time of such cessation and release and, for the avoidance of doubt, any restrictions and/or obligations contained in Section 12.2 shall continue to apply as provided therein.

For Series A Investor 4, the restrictive covenants set forth in Section 6.3.2 and the Helix Call Options set forth in Section 6.4 and any parts of this Agreement referred to therein or relating thereto shall continue to apply for an indefinite period.

In the event of death or bankruptcy of a Party or if a Shareholder otherwise ceases to be a Shareholder, this Agreement shall continue among the remaining Parties (without prejudice to Section 12.3).

In the event of termination of this Agreement Helix shall have the right, but not the obligation, to require all other Parties to Exchange all of their Shares for Class A Ordinary Shares in accordance with the terms of Section 8.1 (the «Helix Termination Event Option»).

Restated and Amended Shareholders’ Agreement – MoonLake Immunotherapeutics AG

12.	Miscellaneous

12.1	Nature of Parties’ Rights and Obligations

Except as specifically provided otherwise in this Agreement, the rights and obligations of the Parties hereunder shall be several (and not joint). Each of the Parties may exercise and enforce their rights hereunder individually in accordance with this Agreement, and the non-performance by the Company or another Shareholder shall neither relieve the Company nor any other Shareholder from performing its obligations under this Agreement, nor shall the Company (provided it is not the defaulting Party) or any other Shareholder be liable for the non-performance by the defaulting Party.

The Parties shall not be permitted to perform legal acts in the name of and on account of the Parties collectively. The obligations of the Parties hereunder are contractual in nature and the Parties agree that they do not form, and this Agreement shall not be deemed to constitute, a simple partnership pursuant to Art. 530 et seq. CO.

12.2	Confidentiality

Each of the Parties agrees to keep secret and confidential and not to use, disclose or divulge to any third party or to enable or cause any person to become aware of, any of the terms and conditions of this Agreement, and any information exchanged among the Parties in connection with their investment and common shareholdings in the Company or pertaining to the business and the operation of the Company (all such information collectively «Confidential Information»). The Parties shall ensure that their employees, directors and any other representatives as well as the advisors of each Party to whom any such Confidential Information is entrusted comply with these restrictions.

The term Confidential Information shall not include any information (i) which as of the time of its disclosure by a Party was already lawfully in the possession of the receiving Party as evidenced by written records, or (ii) which at the time of the disclosure was in the public domain, or (iii) the disclosure of which was previously explicitly authorized by the respective Party.

The non-disclosure obligation shall not apply to any disclosure of Confidential Information required by law or regulations, including, for the avoidance of doubt, any stock market rules. In the event a disclosure of Confidential Information is required by law or regulations (including, without limitation, for tax, audit or regulatory purposes), the disclosing Party shall use all reasonable efforts to arrange for the confidential treatment of the materials and information so disclosed.

No announcement or press releases regarding the transactions contemplated by the Business Combination Agreement shall be made by any Party without the prior written consent of the Board (such consent not to be unreasonably withheld).

It is acknowledged and agreed that Helix may report regularly to its investors and/or any of its Affiliates on information pertaining to the Company and the equity investment made or to be made in the Company in accordance with its reporting obligations under its fund investment documents or to the extent required for legal, tax, audit or regulatory purposes.

Nothing herein shall restrict the Company from granting third parties customary due diligence access for purposes of financial, commercial, strategic or similar transactions.

Restated and Amended Shareholders’ Agreement – MoonLake Immunotherapeutics AG

12.3	Successors and Assigns

This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective permitted successors and assigns; provided, however, that neither the Company nor a Shareholder shall be entitled to assign or transfer any of the rights or obligations hereunder to any other party except as explicitly provided for under this Agreement or with the prior written consent of Helix and the Company. For the avoidance of doubt, if a Shareholder dies, the legal successor(s) shall automatically become a Party to this Agreement.

12.4	Costs and Expenses

Except as otherwise explicitly stated in this Agreement and without prejudice to the terms of the Investment Agreement or the Business Combination Agreement, it is agreed that all Parties bear their respective costs and expenses arising out of or incurred in connection with this Agreement and all transactions contemplated hereby.

12.5	Notices

All notices and other communications made or to be made under this Agreement (including an Exchange Notice) shall be: (i) given in electronic form and be delivered by email to the addresses indicated below and (ii) deemed to have been given when received by email (with written confirmation of receipt) prior to 5:00 p.m. local time of the recipient on a business day and, if otherwise, on the next business day.

For purposes of email communication, the following addresses shall apply, unless otherwise notified by a Party:

If to Series A Investor 1, 2 and 3:	[***]

If to Series A Investor 4:	[***]

If to Series A Investor 5:	[***]

If to Series A Investor 6:	[***]

If to Founder 1:	[***]

If to Founder 2:	[***]

If to Founder 3:	[***]

If to Helix:	[***]

If to Employee 1	[***]

If to Employee 2	[***]

If to Employee 3	[***]

If to Employee 4	[***]

If to Employee 5	[***]

If to the Company:	[***]

Restated and Amended Shareholders’ Agreement – MoonLake Immunotherapeutics AG

All notices and other communications made or to be made under this Agreement (including an Exchange Notice) shall also provide a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP 555 Mission Street San Francisco, CA 94105 Attention: [***] Email: [***]	Kellerhals Carrard Basel KlG Henric Petri-Strasse 35, 4010 Basel, Switzerland Attention: [***] Email: [***]

If the number of Shareholders exceeds 10, notices and other communications made or to be made to Shareholders by another Shareholder under this Agreement may, alternatively, be given in electronic form and be delivered by email to the Chairperson, who shall forward the notices and communications received without delay to each of the Shareholders.

12.6	Entire Agreement

Except as otherwise explicitly stated in this Agreement, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any agreement or understanding with respect to the subject matter hereof that may have been concluded between any of the Parties prior to the date of this Agreement, including but not limited to the Original Shareholders’ Agreement and the Employee Shareholders’ Agreement.

12.7	Severability

If at any time any provision of this Agreement or any part thereof is or becomes invalid or unenforceable, then neither the validity nor the enforceability of the remaining provisions or the remaining part of the provision shall in any way be affected or impaired thereby. The Parties agree to replace the invalid or unenforceable provision or part thereof by a valid or enforceable provision, which shall best reflect the Parties’ original intention and shall to the extent possible achieve the same economic result.

Restated and Amended Shareholders’ Agreement – MoonLake Immunotherapeutics AG

12.8	Amendments

This Agreement (including this Section 12.8) may be amended only by an instrument in the form as set forth below in Section 12.9.

Amendments or modifications of the Articles, Board Regulations, or other constitutive, organizational and governing documents shall not require an amendment of this Agreement, provided, however, that such amendment or modification is made in accordance with the provisions hereof including the consent requirements applicable for such amendments or modifications under this Agreement.

Notwithstanding anything contained herein to the contrary, the Parties acknowledge and agree that this Agreement may be amended in writing by an instrument signed solely by Helix, the Company and holders of a majority of the Common Shares with binding effect on all other Parties; provided, however, that any such modification or amendment of any of the provisions of this Agreement shall neither affect any accrued rights of any other Party nor impose any greater liability or any more onerous obligation than those contained in this Agreement on the other Parties who do not sign such modification or amendment.

12.9	Form Requirements

This Agreement may be executed and amended in writing or in electronic form (such as Skribble, DocuSign or AdobeSign, or which contains an electronic scan of the signature) and be delivered by post, courier or email; the counterpart so executed and delivered shall be deemed to have been duly executed and validly delivered and be valid and effective for all purposes.

For the avoidance of doubt, any instruments or documents required to be issued, signed, delivered and/or exchanged in connection with the performance of this Agreement, including, without limitation, any documents for the transfer of Shares (such as assignment declarations) must comply with form requirements imposed by applicable laws.

12.10	Effectiveness

This Agreement shall become effective as of the registration of the Nominal Capital Increase (as defined in the Investment Agreement) in the commercial register of the Canton of Zug, Switzerland.

Restated and Amended Shareholders’ Agreement – MoonLake Immunotherapeutics AG

13.	Governing Law and arbitration

13.1	Governing Law

This Agreement shall in all respects be governed by and construed in accordance with the substantive laws of Switzerland, excluding the United Nations Convention on Contracts for the International Sales of Goods of 11 April 1980 (CISG).

13.2	Arbitration

Any dispute, controversy, or claim arising out of, or in relation to, this Agreement, including the validity, invalidity, breach, or termination thereof, shall be resolved by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Arbitration Centre in force on the date on which the Notice of Arbitration is submitted in accordance with those Rules. The number of arbitrators shall be three. The seat of the arbitration shall be Zurich and the arbitration proceedings shall be conducted in English; provided that evidence may be submitted to the arbitration tribunal in German without translation into English.

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Restated and Amended Shareholders’ Agreement – MoonLake Immunotherapeutics AG

Series A Investor 1

Biotechnology Value Fund L.P.

Signature(s):	/s/ Mark Lampert

Name(s):	Mark Lampert

Series A Investor 2

Biotechnology Value Fund II L.P.

Signature(s):	/s/ Mark Lampert

Name(s):	Mark Lampert

Series A Investor 3

Biotechnology Value Trading Fund OS L.P.

Signature(s):	/s/ Mark Lampert

Name(s):	Mark Lampert

Series A Investor 4

Merck Healthcare KGaA, Darmstadt, Germany
an affiliate of Merck KGaA, Darmstadt, Germany

Signature:	/s/ Jens Eckhardt

Name:	Jens Eckhardt

Signature:	/s/ Dr. Matthias Müllenbeck, MBA

Name:	Dr. Matthias Müllenbeck, MBA

Series A Investor 5

Signature(s):	/s/ Florian Schonharting

Name(s):	Florian Schonharting

Restated and Amended Shareholders’ Agreement – MoonLake Immunotherapeutics AG

Series A Investor 6

Signature(s):	/s/ Simon Sturge

Name(s):	Simon Sturge

Helix Acquisition Corp.

Signature(s):	/s/ Andrew Phillips

Name(s):	Andrew Phillips

Founder 1

Signature(s):	/s/ A. Ploos van Amstel

Name(s):	A. Ploos van Amstel

Founder 2

Signature(s):	/s/ Jorge Pedro Santos Radeck da Silva

Name(s):	Jorge Pedro Santos Radeck da Silva

Founder 3

JeruCon Beratungsgesellschaft mbH

Signature(s):	/s/ Kristian Reich

Name(s):	Kristian Reich

Matthias Bodenstedt

Signature(s):	/s/ Matthias Bodenstedt

Atif Khan

Signature(s):	/s/ Atif Khan

Nuala Brennan

Signature(s):	/s/ Nuala Brennan

Oliver Daltrop

Signature(s):	/s/ Oliver Daltrop

Eva Cullen

Signature(s):	/s/ Eva Cullen

Restated and Amended Shareholders’ Agreement – MoonLake Immunotherapeutics AG

Annett Zippel

Signature(s):	/s/ Annett Zippel

Prof. Dr. Kristian Reich

Signature(s):	/s/ Prof. Dr. Kristian Reich

Aileen Desonglo

Signature(s):	/s/ Aileen Desonglo

Martin Yateman

Signature(s):	/s/ Martin Yateman

Bente Larsen

Signature(s):	/s/ Bente Larsen

Company

MoonLake Immunotherapeutics AG

Signature(s):	/s/ Matthias Bodenstedt

Name(s):	Matthias Bodenstedt

Restated and Amended Shareholders’ Agreement – MoonLake Immunotherapeutics AG

List of Annexes

Annex 1:	Definitions

Annex 3:	Cap Table

Annex 4.2:	Articles

Annex 4.3:	Board Regulations

Annex 6.3.2	Standstill

Annex 8	Exchange Notice

Restated and Amended Shareholders’ Agreement – MoonLake Immunotherapeutics AG

Annex 1: DEFINITIONS

Affiliates	shall mean any individual, firm, corporation, partnership, association, limited liability company, trust or any other entity that directly or indirectly is controlled by or is under common control with a Party or that directly or indirectly controls a Party, including, without limitation, any venture capital fund or registered investment company now or hereafter existing that is managed or advised by such Party or by the same advisor as such Party, provided, however, that the ultimate beneficial owner of such Party is and remains the ultimate beneficial owner of the relevant firm, corporation, partnership, association, limited liability company, trust or other entity.

Agreement	shall mean this shareholders’ agreement including all of its Annexes and related documents, as amended from time to time.

Annex	shall mean an annex to this Agreement.

Articles	shall mean the articles of association (Statuten) of the Company attached to this Agreement in Annex 4.2 (as amended from time to time in accordance with the terms of this Agreement).

Bad Leaver

shall mean any person whose employment relationship with the Company or any of its subsidiaries is terminated:

a)    by the Company or the relevant subsidiary for any reason which justified or would have justified the termination of the employment agreement for cause (aus wichtigen Gründen) within the meaning of Art. 337 CO or such foreign law as may be applicable for determining termination for cause, provided that any reason qualifying as «cause» within Art. 337 CO shall constitute «cause» also for the purposes of any foreign applicable law; and

b)    by the person in question for any reason which does not justify or would not have justified the termination of the employment agreement for cause (aus wichtigen Gründen) within the meaning of Art. 337 CO or such foreign law as may be applicable for determining termination for cause, provided that any reason qualifying as «cause» within Art. 337 CO shall constitute «cause» also for the purposes of any foreign applicable law.

Board	shall mean the board of directors of the Company.

Board Regulations	shall mean the organizational regulations of the Company attached to this Agreement in Annex 4.3 (as amended from time to time by the Board in accordance with the terms of this Agreement).

Business	shall have the meaning given in preamble B.

Business Combination Agreement	shall have the meaning given in preamble C.

Buy–In	shall have the meaning given in Section 8.1.1 d).

BVF Share Transfers	shall have the meaning given in preamble C.

Cash Exchange	shall have the meaning given in Section 8.1.2 a).

Cash Exchange Payment	shall mean a cash payment (in lieu of Class A Ordinary Shares), in the amount equal to the product of (i) the arithmetic average of the VWAP for each of the three (3) consecutive Trading Days ending on the last Trading Day immediately prior to the delivery of the Exchange Notice, multiplied (ii) by the number of Class A Ordinary Shares which the Exchanging Holder would have obtained based on the Exchange Ratio.

Certificate Delivery	shall mean, in the case of any Class C Ordinary Shares to be transferred and surrendered by an Exchanging Holder in connection with an Exchange which are represented by a certificate or certificates, the process by which the Exchanging Holder shall also present and surrender such certificate or certificates representing such shares of Class C Ordinary Shares during normal business hours at the principal executive offices of Helix, or if any agent for the registration or transfer of Class C Ordinary Shares is then duly appointed and acting, at the office of such transfer agent, along with any instruments of transfer reasonably required by Helix or such transfer agent, as applicable, duly executed by Helix or Helix’s duly authorized representative.

Chairperson	shall mean the chairman or chairwoman of the Board (VerwaltungsratspräsidentIn).

Restated and Amended Shareholders’ Agreement – MoonLake Immunotherapeutics AG

Change of Control	shall mean:

	a)	in respect of the Company, any transfer of Shares in one or a series of related transactions that results in the proposed acquirer (including a Shareholder) holding directly, or indirectly through one or more intermediaries, more than 50% of the then issued share capital of the Company;

	b)	in respect of a Shareholder, any change in the control of such Shareholder, in one or a series of related changes or transactions (including a sale, merger, transfer of assets or any other form of disposition or corporate restructuring in respect of such holder) that result in another person not previously controlling such Shareholder, acquiring directly, or indirectly through one or more intermediaries, control of such Shareholder, whereby «control», «controlled» or «controlling» shall mean that a person (either acting alone or with its Affiliates), not previously controlling the Shareholder, becomes the legal or beneficial owner of more than 50% of the voting rights or equity capital in such Shareholder, or is otherwise able to exercise a controlling influence over the board of directors or management or officers or similar corporate body of such Shareholder; and

	c)	in respect of Helix, any transfer of the share capital of Helix in one or a series of related transactions that results in the proposed acquirer (including a Shareholder) holding directly, or indirectly through one or more intermediaries, more than 50% of the then issued share capital of Helix, whereby such percentage shall be calculated on an as exchanged Common Shares into Class A Ordinary Shares basis.

Class A Ordinary Shares	shall mean Helix Class A ordinary shares.

Class C Ordinary Shares	shall mean Helix Class C ordinary shares.

Class C Ordinary Shares Transfer Restriction	shall have the meaning given in Section 7.6(b).

CO	shall mean the Swiss Code of Obligations (Obligationenrecht), as amended.

COC Exchange	shall have the meaning given in Section 8.1.3.

COC Exchange Date	shall have the meaning given in Section 8.1.3.

COC Notice	shall have the meaning given in Section 8.1.3.

Restated and Amended Shareholders’ Agreement – MoonLake Immunotherapeutics AG

Commission	shall mean the U.S. Securities and Exchange Commission, including any Governmental Entity succeeding to the functions thereof.

Common Shares	shall mean the common shares of the Company with a nominal value of CHF 0.10 each, existing prior to and as of the consummation of the Transaction contemplated by the Business Combination Agreement and the Investment Agreement, for the avoidance of doubt, including the converted Series A Preferred Shares as described in preamble C.

Company	shall have the meaning given on the cover page of this Agreement.

Conditional Capital	shall have the meaning given in Section 3.3.

Confidential Information	shall have the meaning given in Section 12.2.

Deemed Liquidation Event	shall have the meaning given in Section 7.4.

Director(s)	shall mean any member of the Board as appointed from time to time in accordance with this Agreement.

Drag-Along Event	shall have the meaning given in Section 7.4.

Drag-Along Notice	shall have the meaning given in Section 7.4.

Drag-Along Right	shall have the meaning given in Section 7.4.

Effective Date	shall mean the date as of the registration of the Nominal Capital Increase (as defined in the Investment Agreement) in the commercial register of the Canton of Zug, Switzerland.

Employee(s)	shall have the meaning given on page 2 of this Agreement.

Employee Shareholders’ Agreement	shall mean the employee shareholders’ agreement of 23 July 2021, as amended from time to time.

Equity Securities	shall mean, with respect to any person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such person, all of the warrants, options or other rights for the purchase or acquisition from such person of shares of capital stock or preferred interests or equity of (or other ownership or profit interests in) such person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such person, including convertible debt securities, or warrants, rights or options for the purchase or acquisition from such person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such person (including partnership or member interests therein), whether voting or nonvoting.

Restated and Amended Shareholders’ Agreement – MoonLake Immunotherapeutics AG

Exchange	shall mean (a) the exchange of Common Shares held by an Existing Investor (together with the surrender and cancellation of the number of outstanding Class C Ordinary Shares held by such Existing Investor equal to the number of Class A Ordinary Shares such Existing Investor is entitled to receive based on the Exchange Ratio), with Helix, acting as counterparty for such exchange, for either (i) a Stock Exchange Payment or (ii) a Cash Exchange Payment.

Exchange Act	shall mean the Securities Exchange Act of 1934.

Exchange Date	shall mean any time promptly following the Exchange Notice, but no later than the date that is two (2) Trading Days after the Exchange Notice Date.

Exchange Notice	shall mean a written election of Exchange in the form of Annex 8, duly executed by the Exchanging Holder.

Exchange Notice Date	shall mean, with respect to any Exchange Notice, the date such Exchange Notice is given to the Company in accordance with Section 8.

Exchange Ratio	shall mean the number of Class A Ordinary Shares for which a Common Share (together with the cancellation of the number of Class C Ordinary Shares equal to the number of such Class A Ordinary Shares) is entitled to be Exchanged. On the date of this Agreement, the Exchange Ratio shall be 33.638698, subject to adjustment pursuant to Section 8.3 of this Agreement.

Exchanged Shares	shall mean, with respect to any Exchange, the Common Shares being exchanged pursuant to a relevant Exchange Notice, and 33.638698 Class C Ordinary Shares per Common Share held by the relevant Exchanging Holder.

Restated and Amended Shareholders’ Agreement – MoonLake Immunotherapeutics AG

Exchanging Holder	shall mean any Existing Investor holding Common Shares whose Common Shares are subject to an Exchange.

Existing Investor	shall have the meaning given on the cover page of this Agreement taking into account the extension of the defined term according to Section 10.

Founder/s	shall have the meaning given on the cover page of this Agreement.

Good Leaver	shall mean any person whose employment relationship with the Company or any of its subsidiaries is terminated for any reason other than a reason that would qualify the person to be a Bad Leaver.

Governmental Entity	shall mean any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

Helix	shall have the meaning given on the cover page of this Agreement.

Helix Call Options	shall have the meaning given in Section 6.4.1.

Helix Call Option 1 Exercise Notice	shall have the meaning given in Section 6.4.2.

Helix Call Option 2 Exercise Notice	shall have the meaning given in Section 6.4.2.

Helix Call Option Exercise Notice	shall have the meaning given in Section 6.4.2.

Helix Call Option Triggering Events 1	shall have the meaning given in Section 6.4.1.

Helix Call Option Triggering Events 2	shall have the meaning given in Section 6.4.1.

Helix COC	shall have the meaning given in Section 8.1.3.

Helix Termination Event Option	shall have the meaning given in Section 11.

Investment Agreement	shall have the meaning given in preamble C.

Restated and Amended Shareholders’ Agreement – MoonLake Immunotherapeutics AG

Investor/s	shall have the meaning given on the cover page of this Agreement.

Law	shall mean all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations and rulings of a Governmental Entity, including common law. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

Leaver Call Options	shall have the meaning given in Section 9.1.

Leaver Call Option Exercise Notice	shall have the meaning given in Section 9.4.

Leaver Notice	shall have the meaning given in Section 9.4.

Leaver Shares	shall have the meaning given in Section 9.1.

Lock-up Period	shall have the meaning given in Section 7.1.

Original Shareholders’ Agreement	shall have the meaning given in preamble C.

Paired Interest	shall mean one Common Share together with 33.638698 Class C Ordinary Share.

Party/Parties	shall mean each Shareholder and the Company and any further parties acceding to this Agreement in accordance with its terms from time to time.

Person	shall mean any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity.

Permitted Transfer	shall have the meaning given in Section 7.2

Plans	shall have the meaning given in Section 3.3.

Preamble	shall mean the preamble of this Agreement.

Principal Trading Market	shall mean the Trading Market on which the Class A Ordinary Shares are primarily listed on and quoted for trading, which, as of the date of this Agreement, shall be the Nasdaq Capital Market.

Restricted Common Share	shall mean the Common Shares that are restricted subject to vesting, with the rights and privileges as set forth in this Shareholders’ Agreement.

shall mean:

Sale	a)	the sale, transfer or other disposal (whether through a single transaction or a series of related transactions) of the Shares that result in a Change of Control of Helix or the Company; or

	b)	any transaction qualifying as a Drag-Along Event.

Restated and Amended Shareholders’ Agreement – MoonLake Immunotherapeutics AG

Section	shall mean a section of this Agreement.

Securities Act	shall mean the Securities Act of 1933, as amended.

Series A Investor(s)	shall have the meaning given on the cover page of this Agreement and shall further include any party who has subsequently acceded to this Agreement in accordance with Section 9 as a Series A Investor.

Series A Preferred Shares	shall mean the series A preferred registered shares of the Company existing prior to the consummation of the transactions contemplated by the Investment Agreement.

Share Purchase Agreement	shall have the meaning given in preamble C.

Shareholder	shall mean each and any holder of Shares who has executed this Agreement and shall further include any holder of Shares who has subsequently acceded to this Agreement as a Party in accordance with Section 10.

Shareholders’ Meeting	shall mean any duly convened ordinary or extraordinary shareholders’ meeting of the Company (including universal meetings).

Shares	shall mean any shares (Aktien) or participations (Partizipationsscheine) issued by the Company from time to time.

Standstill Provisions	shall have the meaning given in Annex 6.3.2.

Stock Exchange Payment	shall mean, with respect to any Exchange of Common Shares for which a Stock Exchange Payment is elected by Helix, a number of Class A Ordinary Shares equal to the number of Common Shares so exchanged.

Stock Option	shall have the meaning given in Section 3.3.

Subsidiaries	shall mean of any Person, any corporation, association, partnership, limited liability company, joint venture or other entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof.

Restated and Amended Shareholders’ Agreement – MoonLake Immunotherapeutics AG

Trading Day	shall mean (i) a day on which the Class A Ordinary Shares are listed or quoted and traded on their Principal Trading Market (other than the OTC Bulletin Board), or (ii) if the Class A Ordinary Shares are not listed on a Trading Market (other than the OTC Bulletin Board), a day on which the Class A Ordinary Shares are traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the Class A Ordinary Shares are not quoted on any Trading Market, a day on which the Class A Ordinary Shares are quoted in the over-the-counter market as reported in the “pink sheets” by Pink Sheets LLC (or any similar organization or agency succeeding to its functions of reporting prices).

Trading Market	shall mean whichever of the New York Stock Exchange, the NYSE MKT, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or the OTC Bulletin Board on which the Class A Ordinary Shares are listed or quoted for trading on the date in question.

Transaction	shall have the meaning given in preamble C.

Triggering Event 1	shall have the meaning given in Section 7.5.1.

Triggering Event 2	shall have the meaning given in Section 7.5.1.

Triggering Events	shall have the meaning given in Section 7.5.1.

Triggering Event Option 1	shall have the meaning given in Section 7.5.1.

Triggering Event Option 2	shall have the meaning given in Section 7.5.1.

Triggering Event Option Exercise Notice	shall have the meaning given in Section 7.5.2.

Vesting Period	shall have the meaning given in Section 9.1.

Voting Shares	shall mean the preferred voting shares of the Company with a nominal value of CHF 0.01 each existing after the consummation of the transactions contemplated by the Investment Agreement and having 10 times the voting power of a Common Share.

VWAP	means the daily per share volume-weighted average price of the Class A Ordinary Shares on the Nasdaq, or, if the Nasdaq Global Market is not the principal trading market for the Class A Ordinary Shares on such day, then on the principal national securities exchange or securities market on which the Class A Shares are then traded, as displayed under the heading Bloomberg VWAP on the Bloomberg page designated for the Class A Ordinary Shares (or its equivalent successor if such page is not available) in respect of the period from the open of trading on such Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable) (a) the per share volume-weighted average price of a Class A Ordinary Shares on such Trading Day (determined without regard to after-hours trading or any other trading outside the regular trading session or trading hours), or (b) if such determination is not feasible, the market price per Class A Ordinary Shares, in either case as determined by a nationally recognized independent investment banking firm retained in good faith for this purpose by Helix.

Restated and Amended Shareholders’ Agreement – MoonLake Immunotherapeutics AG

Annex 3: CAP TABLE

[Omitted.]

Restated and Amended Shareholders’ Agreement – MoonLake Immunotherapeutics AG

Annex 4.2: ARTICLES

[Omitted.]

Restated and Amended Shareholders’ Agreement – MoonLake Immunotherapeutics AG

Annex 4.3: BOARD REGULATIONS

[Omitted.]

Restated and Amended Shareholders’ Agreement – MoonLake Immunotherapeutics AG

Annex 6.3.2: STANDSTILL

a)	Series A Investor 4 agrees that, outside of its shareholding in the Company at the time hereof and the existing exchange rights into securities of Helix, neither Series A Investor 4 nor any of its Affiliates will, directly or indirectly:

(i)	make, or in any way participate in, any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the Company, Helix or any of their Subsidiaries, or seek or propose to influence, advise, change or control the management, board of directors, policies, affairs or strategy of the Company or Helix by way of any public communication, or other communications, to security holders intended for such purpose,

(ii)	make a proposal for any acquisition of, or similar extraordinary transaction involving, the Company, Helix or a material portion of their securities or assets (other than non-public proposals made to such party’s board of directors; provided that, for the avoidance of doubt, any such proposal is made on a confidential basis and would not require any party to make a public announcement regarding any of the actions set forth in this Annex 6.3.2), it being understood, for the avoidance of doubt, that an exchange request from Series A Investor 4 relating to its shareholding in the Company to be exchanged into shares in Helix or legal successor thereof shall not be deemed such acquisition of Helix securities hereunder and shall remain permitted at all times,

(iii)	acquire, agree to acquire, or publicly propose or offer to acquire, whether by means of a private or open market purchase, a block trade, a tender or exchange offer, a merger, consolidation or other form of business combination transaction or in any other manner, (1) beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of, any economic interest in, any right to direct the voting or disposition of, or any other right with respect to any publicly traded securities of the Company, Helix or any of their Subsidiaries or (2) ownership of any publicly traded indebtedness of the Company, Helix or any of their Subsidiaries, in each case including any rights or options to acquire such ownership through derivative or any other form of transaction; provided that, Series A Investor 4 may acquire securities of Helix in a private placement transaction in connection with the transactions contemplated by the Business Combination Agreement,

(iv)	seek to control or influence the management or policies of the Company, Helix, the board of directors of the Company or Helix or policies of the Company or Helix, including any of their Subsidiaries; for the avoidance of doubt, using shareholder rights (such as the right to vote at shareholder meetings) from the shares held in the Company and/or Helix at the time hereof shall continue to be permitted and not restricted in any way whatsoever, save for the restrictive covenants relating to the Company shares as per this Agreement, or

Restated and Amended Shareholders’ Agreement – MoonLake Immunotherapeutics AG

(v)	enter into any agreements or understandings with any Person (other than in connection with the transactions contemplated by the Business Combination Agreement) for the purpose of any of the actions described in clauses (i), (ii), (iii), or (iv) above; this paragraph a) including its subsections the «Standstill Provisions».

b)	Notwithstanding anything to the contrary contained herein, the prohibitions set forth in this Annex 6.3.2 Section a) above shall not apply to (i) any investment in any securities of the Company or Helix or any of their Subsidiaries or other Affiliates by or on behalf of any independently managed pension plan, employee benefit plan or trust, including without limitation (A) any direct or indirect interests in portfolio securities held by an investment company registered under the Investment Company Act of 1940, as amended, or (B) interests in securities composing part of a mutual fund or broad based, publicly traded market basket or index of stocks approved for such a plan or trust in which such plan or trust invests; or (ii) securities of the Company or Helix or any of their Subsidiaries or other Affiliates held by a Person acquired by Series A Investor 4 (or any of its Affiliates) on the date such Person first entered into an agreement to be acquired by Series A Investor 4 (or such Affiliate) or acquired after such Person was acquired by Series A Investor 4 (or such Affiliate) pursuant to an agreement requiring (but only to the extent requiring) such Person to acquire such securities, which agreement was in effect on the date such Person first entered into an agreement to be acquired by Series A Investor 4 (or such Affiliate), or (iii) any assets or securities of the Company or Helix, as debtor, that are acquired in a transaction subject to the approval of the competent bankruptcy court pursuant to proceedings under the applicable bankruptcy legislation in the relevant jurisdiction.

c)	In addition, the Standstill Provisions shall automatically terminate and be of no further force and effect with respect to Series A Investor 4, without any action on the part of any Party hereto, at the earlier of (y) December 31, 2024 or (z) if either (i) the Company or Helix enters into a definitive written agreement with any Person other than Series A Investor 4 (or any of its Affiliates) to consummate a transaction involving the acquisition of all or a majority of the voting power of the Company’s or Helix’s outstanding equity securities or all or substantially all of the consolidated assets of the Company or Helix and its consolidated Subsidiaries, other than in connection with the Business Combination Agreement (whether by merger, consolidation, business combination, tender or exchange offer, recapitalization, restructuring, sale, equity issuance or otherwise), or (ii) a tender or exchange offer for at least a majority of the Company’s or Helix’s outstanding equity securities, other than in connection with the Business Combination Agreement, is commenced by any Person other than Series A Investor 4 or any of its Affiliates and such third-party files a Schedule TO with the United States Securities and Exchange Commission and (A) Company’s or Helix’s board of directors has recommended in favor of such offer, or fails to recommend that its stockholders reject such offer within five business days after its commencement or (B) the Company or Helix has entered into a confidentiality agreement with the tendering Person or an affiliate of the tendering Person. Furthermore, if the Company or Helix engages in a formal process to sell itself or any of its material assets, then Company or Helix (as the case may be) shall, if consistent with the fiduciary duties of the Company or Helix (as the case may be) as determined by the Company or Helix (as the case may be), invite Series A Investor 4 to participate in such process at the same time as, and on substantially the same basis generally applicable to, other participants in such process.

Unless otherwise defined herein, the capitalized terms shall have the meaning as ascribed to them in the Annex 1 (Definitions) of this Agreement.

Restated and Amended Shareholders’ Agreement – MoonLake Immunotherapeutics AG

Annex 8: EXCHANGE NOTICE

Dated: _____________

MoonLake Immunotherapeutics AG

c/o KD Zug-Treuhand AG

Untermüli 7

6302 Zug

Attention: Matthias Bodenstedt

Reference is hereby made to the Restated and Amended Shareholders Agreement of MoonLake Immunotherapeutics AG, dated as of April 5, 2022 (as amended from time to time in accordance with its terms, the “Shareholders’ Agreement”), a Swiss stock corporation (Aktiengesellschaft) incorporated under the laws of Switzerland (the “Company”), by and among Helix Acquisition Corp, a Cayman Islands exempted company (“Helix”), the Existing Investors to the Shareholders’ Agreement (the “Continuing Investors”) and each other person who is or at any time becomes a holder of Common Shares in accordance with the terms of this Shareholders’ Agreement and the CO (such persons, together with Helix and the Continuing Investors, the “Shareholders”). Capitalized terms used but not defined herein shall have the meanings given to them in the Shareholders’ Agreement.

Effective as of the Exchange Date as determined in accordance with the Shareholders’ Agreement, the undersigned Shareholder hereby transfers, assigns and surrenders to __________________________ the number of Common Shares set forth below and the number of Class C Ordinary Shares equal to the number of Class A Ordinary Shares such Shareholder is entitled to receive based on the Exchange Ratio in Exchange for the issuance to the undersigned Shareholder of the number of Class A Ordinary Shares equal to the number of Common Shares so exchanged multiplied by the Exchange Ratio, or, at the election of Helix, for a Cash Exchange Payment to the account set forth below, in each case in accordance with the Shareholders’ Agreement. The undersigned hereby acknowledges that the Exchange of Common Shares shall include the cancellation of that certain number of outstanding Class C Ordinary Shares held by the undersigned that have been surrendered in such Exchange.

Legal Name of Shareholder: ________________________________

Address: ______________________________________________

Number of Common Shares (incl. share numbers) to be Exchanged:

_____________________________________________________

Cash Exchange Payment Instructions: ________________________

Stock Exchange Payment Instructions: ____________________ ___

If the Shareholder desires the Class A Ordinary Shares be settled through the facilities of The Depositary Trust Company (“DTC”), please indicate the account of the DTC participant below.

In the event Helix elects to certificate the Class A Ordinary Shares issued to the Shareholder, please indicate the following:

Legal Name for Certificate Delivery: __________________________

Address for Certificate Delivery:______________________ ______

The undersigned hereby represents and warrants that the undersigned is the owner of the number of Common Shares the undersigned is electing to Exchange pursuant to this Exchange Notice, and that such Common Shares are not subject to any liens or restrictions on transfer (other than restrictions imposed by the Shareholders’ Agreement, the memorandum and articles of association and governing documents of Helix and applicable Law).

The undersigned hereby irrevocably constitutes and appoints any officer of Helix, as applicable, as the attorney of the undersigned, with full power of substitution and resubstitution in the premises, solely to do any and all things and to take any and all actions necessary to effect the Exchange elected hereby.

[Signatures on Next Page]

Restated and Amended Shareholders’ Agreement – MoonLake Immunotherapeutics AG

IN WITNESS WHEREOF the undersigned has caused this Exchange Notice to be executed and delivered as of the date first set forth above.

[Shareholder] wet ink signature required

By:
Name:
Title: